EXHIBIT 10.1

INTREXON CORPORATION

AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

ARTICLE I

DEFINITIONS

1.01	Affiliate

Affiliate, as it relates to any limitations or requirements with respect to incentive stock options, means any “subsidiary” or “parent” corporation (as such terms are defined in Code Section 424) of the Company. Affiliate otherwise means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Code Sections 1563(a), 414(b) or 414(c), except that, in making any such determinations, 50 percent shall be substituted for 80 percent each place it appears under such Code Sections and the related regulations.

1.02	Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to such Participant.

1.03	Award

Award means an Incentive Award, Option, Restricted Stock Award, Restricted Stock Unit or SAR granted under this Plan.

1.04	Board

Board means the Board of Directors of the Company.

1.05	Cause

Cause means the Company or an Affiliate determines that the Participant has committed any of the following actions or has authorized or directed others to engage in the following activities: (i) any act of fraud, embezzlement, theft, misappropriation or misuse of corporate funds or property; (ii) any falsification of any records or reports; (iii) sexual harassment of any fellow employees; (iv) any violation of the nondisclosure provisions set forth in Section 16.09 of the Plan; (v) any violation of the unfair competition provisions of Section 16.09 hereof, (vi) conviction of a felony; or (vii) any action that may damage the image of the Company’s or an Affiliate’s business or their or its standing in the industry including but not limited to the possession, use or sale of illegal drugs, the abuse of alcohol or prescribed medication, or any other act or omission which the Company or an Affiliate considers to be a violation of Federal, state or local law or regulations other than a simple traffic violation.

1.06	Change in Control

Change in Control means the occurrence of any of the following events:

(a) The accumulation in any number of related or unrelated transactions by any Person of beneficial ownership (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s voting stock; provided that for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of more than fifty percent (50%) of the voting power of the Company’s voting stock results from any acquisition of voting stock (i) directly from the Company, (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iv) by any Person pursuant to a merger, consolidation or reorganization (a “Business Combination”) that would not cause a Change in Control under clauses (i) and (ii) of subsection (b) below; or

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

(b) Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of voting stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and more than fifty percent (50%) of the combined voting power of the then outstanding voting stock entitled to vote generally in the election of directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of the Company, or

(c) A sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under clauses (i) and (ii) of subsection (b) above; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under clauses (i) and (ii) of subsection (b) above; or

(e) The acquisition by any Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company (i) through the ownership of securities which provide the holder with such power, excluding voting rights attendant with such securities, or (ii) by contract; provided that a Change in Control will not be deemed to have occurred if such power was acquired (x) directly from the Company, (y) by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (z) by any person pursuant to a Business Combination that would not cause a Change in Control under clauses (i) and (ii) of subsection (b) above.

Notwithstanding the foregoing, a Change in Control shall not include any accumulation of beneficial ownership or any Business Combination pursuant to which fifty percent (50%) or more of the beneficial ownership of the combined voting power of the Company’s voting stock is owned by (i) Randall J. Kirk, his spouse, his descendants and the spouses of his descendants, (ii) trusts and other entities established generally for the benefit of Randall J. Kirk, his spouse, his descendants and the spouses of his descendants, (iii) NEWVA Capital Partners, LP, New River Management IV, LP., New River Management V, LP, Kirkfield, L.L.C., RJK, L.L.C., Third Security Staff 2001 LLC and any related funds, investors or entities, and/or (iv) any entities established by any of the foregoing.

1.07	Code

Code means the Internal Revenue Code of 1986 and any amendments thereto.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

1.08	Committee

Committee means the Compensation Committee of the Board or the Board itself if no Compensation Committee exists. If such Compensation Committee exists, if and to the extent deemed necessary by the Board, on and after the time the Company is subject to the reporting requirements of Section 12 of the Exchange Act, such Compensation Committee shall consist of two or more directors, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Code Section 162(m). Alternatively, if a member of the Compensation Committee is not a “non-employee director” or an “outside director” within the foregoing meanings on and after the time the Company is subject to the reporting requirements of Section 12 of the Exchange Act, the Compensation Committee may from time to time delegate some or all of its functions under the Plan to a committee or sub-committee comprised solely of members that meet such relevant requirements. To such extent, the term “Committee” includes any such committee or sub-committee, to the extent of the Compensation Committee’s delegation.

1.09	Common Stock

Common Stock means the common stock, no par value per share, of the Company or such other class of shares or other securities to which the Plan may be applicable by reason of the operation of Section 11.05 or Article XIII.

1.10	Company

Company means Intrexon Corporation, a Virginia corporation, and any successor thereto.

1.11	Consultant

Consultant means any consultant or advisor (other than an Employee) if (a) the consultant or advisor renders bona fide services to the Company or an Affiliate, (b) the services provided by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities, and (c) the consultant or advisor is a natural person who is contracted directly with the Company or an Affiliate to render such services.

1.12	Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

1.13	Corresponding SAR

Corresponding SAR means a SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

1.14	Employee

Employee means any individual who performs services as a common law employee for the Company or an Affiliate and whom the Company or Affiliate classifies as an employee on its payroll, personnel or tax records. An individual is not an Employee for purposes of the Plan if the Company or an Affiliate has identified the person on its payroll, personnel or tax records as a Consultant or otherwise or such individual has acknowledged in writing to the Company or an Affiliate that the individual is an independent contractor, whether or not a court, the Internal Revenue Service, or any other authority ultimately determines such classification to be correct or incorrect as a matter of law.

1.15	Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended.

1.16	Fair Market Value

Fair Market Value of a share of Common Stock means, on any given date, the fair market value of a share of Common Stock as the Committee in its discretion shall determine; provided, however, that the Committee shall determine Fair Market Value without regard to any restriction other than a restriction which, by its terms, will never lapse and, if the shares of Common Stock are traded on any national stock exchange or quoted on the NASDAQ National Market System, the Fair Market Value of a share of Common Stock shall be the closing price of a share of Common Stock as reported on such national stock exchange or quotation system on such date, or if the shares of Common Stock are not traded on such national stock exchange or quoted on the NASDAQ National Market System on such date, then on the next preceding day that the shares of Common Stock were traded on such national stock exchange or quoted on the NASDAQ National Market System, all as reported by such source as the Committee shall select. The Fair Market Value that the Committee determines shall be final, binding and conclusive on the Company, any Affiliate, each Participant and any other Person.

1.17	Incentive Award

Incentive Award means an award stated with reference to a specified dollar amount or number of shares of Common Stock which, subject to such terms and conditions as may be prescribed by the Committee entitles the Participant to receive shares of Common Stock, cash or a combination thereof from the Company or an Affiliate.

1.18	Initial Value

Initial Value means, with respect to a Corresponding SAR, the Option price per share of the related Option and, with respect to a SAR granted independently of an Option, the amount determined by the Committee on the date of grant which shall not be less than the Fair Market Value of a share of Common Stock on the date the SAR is granted.

1.19	Named Executive Officer

Named Executive Officer means a Participant who, as of the last day of a taxable year, is the Chief Executive Officer of the Company (or is acting in such capacity) or one of the three highest compensated officers of the Company (other than the Chief Executive Officer or the Chief Financial Officer) or is otherwise one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m).

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

1.20	Option

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.21	Participant

Participant means an employee of the Company or an Affiliate, a member of the Board or the Board of Directors of an Affiliate (whether or not an employee), or a person or entity that provides services to the Company or an Affiliate and who satisfies the requirements of Article IV and is selected by the Committee to receive an Award.

1.22	Plan

Plan means this Intrexon Corporation Amended and Restated 2008 Equity Incentive Plan, in its current form and as hereafter amended.

1.23	Person

Person means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.

1.24	Restricted Stock Award

Restricted Stock Award means shares of Common Stock granted to a Participant under Article VIII.

1.25	Restricted Stock Unit

Restricted Stock Unit means an award, stated with respect to a specified number of shares of Common Stock, that entitles the Participant to receive one share of Common Stock with respect to each Restricted Stock Unit that becomes payable under the terms and conditions of the Plan and the applicable Agreement.

1.26	SAR

SAR means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive cash or a number of shares of Common Stock based on the increase in the Fair Market Value of the shares underlying the stock appreciation right during a stated period specified by the Committee. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.27	Ten Percent Shareholder

Ten Percent Shareholder means any individual who (considering the stock attribution rules described in Code Section 424(d)) owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Affiliate.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

ARTICLE II

PURPOSES

The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Affiliates by associating their interests with those of the Company and its stockholders. The Plan is intended to permit the grant of Options qualifying under Code Section 422 (“incentive stock options”) and Options not so qualifying, SARs, Restricted Stock Awards, Restricted Stock Units and Incentive Awards in accordance with the Plan and procedures that may be established by the Committee. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of shares of Common Stock pursuant to this Plan may be used for general corporate purposes.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Committee. Except as set forth in Section 5.1(c) of the Company’s Bylaws or as hereafter provided by the Board pursuant to Article XVIII below, the Committee shall have sole authority to grant Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability, transferability, and forfeitability of all or any part of an Option or SAR, the transferability or forfeitability of a Restricted Stock Award, or the grant, settlement, forfeitability, or transferability of a Restricted Stock Unit or an Incentive Award, among other terms. Notwithstanding any such conditions, the Committee may, in its discretion and whether or not in connection with a Change in Control, accelerate the time at which any Option or SAR may be exercised, or the time at which a Restricted Stock Award may become transferable or nonforfeitable or the time at which an Incentive Award or award of Restricted Stock Units may be earned and settled. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee in connection with the administration of this Plan shall be final, binding and conclusive on all Persons having any interest in the Plan or any Awards granted thereunder. The members of the Committee shall not be liable for any act done in good faith with respect to this Plan or any Agreement or Award. Unless otherwise provided by the Bylaws of the Company, by resolution of the Board or applicable law, a majority of the members of the Committee shall constitute a quorum, and acts of the majority of the members present at any meeting at which a quorum is present, and any acts approved in writing by all members of the Committee without a meeting, shall be the acts of the Committee.

To the extent applicable law and the rules of any national stock exchange on which the shares of Common Stock are traded or the NASDAQ National Market System, if applicable, so permits, the Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to Awards to be granted to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan and the Committee’s prior delegation. If and to the extent deemed

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

necessary by the Board, on and after the time the Company is subject to the reporting requirements of Section 12 of the Exchange Act, (i) all Awards granted to any individual who is subject to the reporting and other provisions of Section 16 of the Exchange Act shall be made and administered by a Committee comprised solely of two or more directors, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, to the extent necessary to exempt the Award from the short-swing profit rules of Section 16(b) of the Exchange Act, (ii) all Awards granted to an individual who is a Named Executive Officer shall be made and administered by a Committee comprised solely of two or more directors, all of whom are “outside directors” within the meaning of Code Section 162(m), to the extent necessary to preserve any deduction under Section 162(m) of the Code and (iii) all Awards granted to any delegate of the Committee shall be made and administered by the Committee. An Award granted to an individual who is a member of the Committee may be approved by the Committee but with such member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, there is a quorum for the Committee to act. Such action, authorized by the Committee upon the abstention or recusal of the member to whom the Award is to be granted, shall be the action of the Committee for purposes of the Plan.

The Company shall bear all expenses of administering this Plan. The Company shall indemnify and hold harmless each person who is or shall have been a member of the Committee acting as administrator of the Plan, or any delegate of such, against and from any cost, liability, loss or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any action, claim, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or not taken under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. Notwithstanding the foregoing, the Company shall not indemnify and hold harmless any such person if (i) applicable law or the Company’s Articles of Incorporation or Bylaws prohibit such indemnification, (ii) such person did not act in good faith and in a manner that such person believed to be consistent with the Plan or (iii) such person’s conduct constituted gross negligence or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or under any other power that the Company may have to indemnify such person or hold him or her harmless. The provisions of the foregoing indemnity shall survive indefinitely the term of this Plan.

ARTICLE IV

ELIGIBILITY

Any Employee of the Company or an Affiliate (including an entity that becomes an Affiliate after the adoption of this Plan), a member of the Board or the Board of Directors of an Affiliate (including an entity that becomes an Affiliate after the adoption of the Plan) (whether or not such board member is an Employee) and any other Consultant or person or entity that provides services to the Company or an Affiliate (including an entity that becomes an Affiliate after the adoption of the Plan) is eligible to participate in this Plan if the Committee, in its sole discretion, determines that such person or entity has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or any Affiliate or if it is otherwise in the best interest of the Company or any Affiliate for such person or entity to participate in this Plan.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

ARTICLE V

COMMON STOCK SUBJECT TO PLAN

5.01	Common Stock Issued

Upon the issuance of shares of Common Stock pursuant to an Award, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs) shares of Common Stock from its authorized but unissued Common Stock, treasury shares or reacquired shares, whether reacquired on the open market or otherwise.

5.02	Aggregate Limit

The maximum aggregate number of shares of Common Stock that may be issued under this Plan and to which Awards may relate is the aggregate number of shares of Common Stock remaining available, or that becomes available, for issuance under the Company’s the 2004 Stock Option Plan, the 2004 Stock Option Plan for Non-Employees and the 2006 Stock Option Plan (collectively the “Prior Plans”). All such Prior Plans are being consolidated under this Plan, and all Awards granted under those Prior Plans will be subject to, and administered under, the terms of this Plan on and after the date hereof to the fullest extent permitted by applicable law. One hundred percent (100%) of such shares may be issued pursuant to Options. Alternatively, one hundred percent (100%) of such shares may be issued pursuant to Options, SARs, Restricted Stock Awards, Restricted Stock Units, Incentive Awards or any combination thereof. The maximum number of shares of Common Stock that may be issued in each instance shall be subject to adjustment as provided in Article XIII.

5.03	Individual Limit

On and after the time the Company is subject to the reporting requirements of Section 12 of the Exchange Act, to the extent applicable law and the rules of any national stock exchange on which the shares of Common Stock are traded, if applicable, so permits, the Committee shall fix the maximum number of shares of Common Stock with respect to which a Participant may be granted awards in any single calendar year of Options, SARs, Restricted Stock Awards, Restricted Stock Units or any combination thereof and this Section 5.03 shall be automatically amended to include such maximum. For purposes of the foregoing limit, an Option and its Corresponding SAR shall be treated as a single Award. On and after the time the Company is subject to the reporting requirements of Section 12 of the Exchange Act, to the extent applicable law and the rules of any national stock exchange on which the shares of Common Stock are traded, if applicable, so permits, the Committee shall fix the maximum (i) specified dollar limit or (ii) specified number of shares of Common Stock, with respect to which a Participant may be granted awards in any single calendar year of Options, SARs, Restricted Stock Awards, Restricted Stock Units or any combination thereof and this Section 5.03 shall be automatically amended to include such maximums. If an Award that a Participant holds is cancelled or subject to a repricing within the meaning of the regulations under Code Section 162(m) (after shareholder approval as required herein), the cancelled Award shall continue to be counted against the maximum number of shares of Common Stock for which Awards may be granted to the Participant in any calendar year as required under Code Section 162(m). The maximum number of shares that may be granted in any calendar year to any Participant shall be subject to adjustment as provided in Article XIII.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

5.04	Awards Settled in Cash; Reissue of Awards and Shares

To the extent that an Award is settled in cash or a form other than shares of Common Stock, the shares of Common Stock that would have been delivered had there been no such cash or other settlement shall not be counted against the shares of Common Stock available for issuance under the Plan; however, the number of underlying shares of Common Stock with respect to which the Award related shall be counted against the applicable Common Stock limit under Section 5.02 above as opposed to counting the number of shares of Common Stock that would have been delivered had there been no such cash or other settlement. To the extent that any shares of Common Stock are issued pursuant to an Award, the number of shares of Common Stock that shall be counted against the applicable Common Stock limit under Section 5.02 above shall be the greater of (i) the number of underlying shares of Common Stock with respect to which the Award related or (ii) the number of shares of Common Stock actually issued in settlement of such Award. Shares of Common Stock that are subject to or underlie Awards that expire, or for any reason are cancelled, terminated or forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan, shall again be available for issuance pursuant to subsequent Awards under the Plan. Such shares of Common Stock, with respect to the portion of that Award that is cancelled, terminated, forfeited, fails to vest or is otherwise not paid or delivered, will be treated for purposes of Section 5.02 above as if they had never been issued. Shares of Common Stock that are otherwise reacquired from the Participant or the Participant’s transferee to pay the exercise or purchase price of an Award or to satisfy the minimum applicable tax withholding obligation of the Company or an Affiliate with respect to an Award shall not be treated, for purposes of Section 5.02 above, as shares of Common Stock available for issuance under the Plan and shall not be so available.

ARTICLE VI

OPTIONS

6.01	Grant

In accordance with the provisions of Article IV, the Committee will designate each individual or entity to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such grant and whether the Option is an incentive stock option or a nonqualified stock option. Notwithstanding any other provision of the Plan or any Agreement, the Committee may only grant an incentive stock option to an individual who is an Employee of the Company or an Affiliate. An Option may be granted with or without a corresponding SAR.

6.02	Option Price

The price per share of Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant, but shall not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted. However, if at the time of grant of an Option that is intended to be an incentive stock option, the Participant is a Ten Percent Shareholder, the price per share of Common Stock purchased on the exercise of such Option shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted. Notwithstanding the foregoing, the price per share of Common Stock purchased on the exercise of an Option may be less than Fair Market Value, provided that such Option is granted pursuant to, and in compliance with, the requirements of Treasury Regulation 1.424-1(a) relating to substitutions and assumptions of options in connection with certain corporate transactions.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

6.03	Maximum Option Period

The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant, except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted (five years from the date such Option was granted in the event of an incentive stock option granted to a Ten Percent Shareholder).

6.04	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for shares of Common Stock having a Fair Market Value (determined as of the date the Option is granted) exceeding $100,000. If the limitation is exceeded, the Options that cause the limitation to be exceeded shall be treated as nonqualified stock options. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of the Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.

6.05	Payment

Subject to rules established by the Committee and unless otherwise provided in an Agreement, payment of all or part of the Option price shall be made in cash or cash equivalent acceptable to the Committee. If the Agreement so provides, the Committee, in its discretion and provided applicable law so permits, may allow a Participant to pay all or part of the Option price (i) by surrendering (actually or by attestation) shares of Common Stock to the Company that the Participant already owns and has held for at least six months; (ii) by a cashless exercise through a broker; (iii) by such other medium of payment as the Committee in its discretion shall authorize or (iv) by any combination of the aforementioned methods of payment. If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

6.06	Stockholder Rights

No Participant shall have any rights as a stockholder with respect to shares subject to his or her Option until the date of exercise of such Option.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

6.07	Disposition of Shares

A Participant shall notify the Company of any sale or other disposition of shares of Common Stock acquired pursuant to an Option that was designated an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of shares of Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

6.08	No Liability of Company

The Company shall not be liable to any Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that an Option intended to be an incentive stock option and granted hereunder does not qualify as an incentive stock option.

ARTICLE VII

SARS

7.01	Grant

In accordance with the provisions of Article IV, the Committee will designate each individual or entity to whom SARs are to be granted and will specify the number of shares of Common Stock covered by such grant. In addition, no Participant may be granted Corresponding SARs (under this Plan and all other incentive stock option plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for shares of Common Stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.

7.02	Maximum SAR Period

The term of each SAR shall be determined by the Committee on the date of grant, except that no SAR shall have a term of more than ten years from the date such SAR was granted (five years for a Corresponding SAR that is related to an incentive stock option and that is granted to a Ten Percent Shareholder). No Corresponding SAR shall be exercisable or continue in existence after the expiration of the Option to which the Corresponding SAR relates.

7.03	Exercise

Subject to the provisions of this Plan and the applicable Agreement, a SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a SAR may be exercised only when the Fair Market Value of the Common Stock that is subject to the exercise exceeds the Initial Value of the SAR and a Corresponding SAR may be exercised only to the extent that the related Option is exercisable. A SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of a SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

7.04	Settlement

The amount payable as a result of the exercise of a SAR may be settled in cash, by the issuance of shares of Common Stock or by a combination thereof as the Committee in its sole discretion determines and sets forth in the applicable Agreement. No fractional share will be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

7.05	Stockholder Rights

No Participant shall, as a result of receiving a SAR, have any rights as a stockholder of the Company or any Affiliate until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

ARTICLE VIII

RESTRICTED STOCK AWARDS

8.01	Award

In accordance with the provisions of Article IV, the Committee will designate each individual or entity to whom a Restricted Stock Award is to be granted, will specify the number of shares of Common Stock covered by such grant and the price, if any, to be paid for each share of Common Stock covered by the grant.

8.02	Payment

Unless the Agreement provides otherwise, if the Participant must pay for a Restricted Stock Award, payment of the Award shall be made in cash or cash equivalent acceptable to the Committee. If the Agreement so provides, the Committee, in its discretion and provided applicable law so permits, may allow a Participant to pay all or part of the purchase price (i) by surrendering (actually or by attestation) shares of Common Stock to the Company the Participant already owns and has held for at least six months, (ii) by such other medium of payment as the Committee in its discretion shall authorize or (iii) by any combination of the foregoing methods of payment. If Common Stock is used to pay all or part of the purchase price, the sum of cash and cash equivalent and other payments and the Fair Market Value (determined as of the day preceding the date of purchase) of the Common Stock surrendered must not be less than the purchase price of the Restricted Stock Award.

8.03	Vesting

The Committee, on the date of grant may, but need not, prescribe that a Participant’s rights in the Restricted Stock Award shall be forfeitable and nontransferable for a period of time or subject to such conditions as may be set forth in the Agreement. Notwithstanding any provision herein to the contrary, the Committee, in its sole discretion may grant Restricted Stock Awards that are nonforfeitable and transferable immediately upon grant. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in a Restricted Stock Award shall be forfeitable and nontransferable subject to (a) the attainment of objectively determinable performance conditions based on the criteria described in Article XII, (b) the Participant’s completion of a specified period of employment or service with the Company or an

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

Affiliate, (c) the Participant’s death, disability or retirement or (d) satisfaction of a combination of any of the foregoing factors. A Participant’s rights in a Restricted Stock Award may be subject to repurchase upon specified events as determined by the Committee and set forth in the Agreement. Notwithstanding the preceding sentences, if and to the extent deemed necessary by the Committee, on and after the time the Company is subject to the reporting requirements of Section 12 of the Exchange Act, Restricted Stock Awards granted to Named Executive Officers shall be forfeitable and nontransferable subject to attainment of objectively determinable performance conditions based on the criteria described in Article XII and shall be subject to the other requirements set forth in Article XII so as to enable such Restricted Stock Award to qualify as “qualified performance-based compensation” under the regulations promulgated under Code Section 162(m). Except as set forth in Section 11.03, a Restricted Stock Award can only become nonforfeitable and transferable during the Participant’s lifetime in the hands of the Participant.

8.04	Maximum Restriction Period

To the extent the Participant’s rights in a Restricted Stock Award are forfeitable and nontransferable for a period of time, the Committee on the date of grant shall determine the maximum period over which the rights may become nonforfeitable and transferable, except that such period shall not exceed ten years from the date of grant.

8.05	Stockholder Rights

Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted pursuant to the Restricted Stock Award may be forfeited and are nontransferable), a Participant will have all rights of a stockholder with respect to a Restricted Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares granted pursuant to a Restricted Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares granted pursuant to a Restricted Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Restricted Stock Award. In lieu of retaining custody of the certificates evidencing shares granted pursuant to a Restricted Stock Award, the shares of Common Stock granted pursuant to the Restricted Stock Award may, in the Committee’s discretion, be held in escrow by the Company until the Participant’s interest in such shares of Common Stock vest. Notwithstanding the preceding sentences, if and to the extent deemed necessary by the Committee, dividends payable with respect to Restricted Stock Awards may accumulate (without interest) and become payable to the Participant at the time, and only to the extent that, the portion of the Restricted Stock Award to which the dividends relate has become transferable and nonforfeitable. The limitations set forth in the preceding sentences shall not apply after the shares granted under the Restricted Stock Award are transferable and are no longer forfeitable.

ARTICLE IX

RESTRICTED STOCK UNITS

9.01	Grant

In accordance with the provisions of Article IV, the Committee will designate each individual or entity to whom a grant of Restricted Stock Units is to be made and will specify the number of shares covered by such grant.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

9.02	Earning the Award

The Committee, on the date of grant of the Restricted Stock Units, shall prescribe that the Restricted Stock Units will be earned and become payable subject to such conditions as are set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that the Restricted Stock Units will be earned and become payable upon (a) the satisfaction of objectively determinable performance conditions based on the criteria described in Article XII, (b) the Participant’s completion of a specified period of employment or service with the Company or an Affiliate, (c) the Participant’s death, disability or retirement or (d) satisfaction of a combination of any of the foregoing factors. If and to the extent deemed necessary by the Committee, on and after the time the Company is subject to the reporting requirements of Section 12 of the Exchange Act, Restricted Stock Units granted to Named Executive Officers shall become payable upon the satisfaction of objectively determinable performance conditions based on the criteria described in Article XII and shall be subject to the other requirements set forth in Article XII so as to enable such Restricted Stock Units to qualify as “qualified performance-based compensation” under the regulations promulgated under Code Section 162(m).

9.03	Maximum Restricted Stock Unit Award Period

The Committee, on the date of grant, shall determine the maximum period over which Restricted Stock Units may be earned, except that such period shall not exceed ten years from the date of grant.

9.04	Payment

The amount payable when an award of Restricted Stock Units is earned shall be settled by the issuance of one share of Common Stock for each Restricted Stock Unit that is earned. A fractional share of Common Stock shall not be deliverable when an award of Restricted Stock Units is earned, but a cash payment will be made in lieu thereof.

9.05	Stockholder Rights

No Participant shall, as a result of receiving a grant of Restricted Stock Units, have any rights as a stockholder until and then only to the extent that the Restricted Stock Units are earned and settled in shares of Common Stock. However, notwithstanding the foregoing, the Committee in its sole discretion may set forth in the Agreement that, for so long as the Participant holds any Restricted Stock Units, if the Company pays any cash dividends on its Common Stock, then (a) the Company may pay the Participant in cash for each outstanding Restricted Stock Unit covered by the Agreement as of the record date of such dividend, less than any required withholdings, the per share amount of such dividend or (b) the number of outstanding Restricted Stock Units covered by the Agreement may be increased by the number of Restricted Stock Units, rounded down to the nearest whole number, equal to (i) the product of the number of the Participant’s outstanding Restricted Stock Units as of the record date for such dividend multiplied by the per share amount of the dividend divided by (ii) the fair market value of a share of Common Stock on the payment date of such dividend. In the event additional Restricted Stock Units are awarded, such Restricted Stock Units shall be subject to the same terms and conditions set forth in the Plan and the Agreement as the outstanding Restricted Stock Units with respect to which they were granted. Notwithstanding the preceding sentences, if and to the extent deemed necessary by the Committee, dividends payable with respect to Restricted Stock Units may accumulate (without interest) and become payable to the Participant at the time, and only to the extent that, the portion of the Restricted Stock Units to which the dividends relate has become earned and payable.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

ARTICLE X

INCENTIVE AWARDS

10.01	Grant

In accordance with the provisions of Article IV, the Committee will designate each individual or entity to whom Incentive Awards are to be granted. All Incentive Awards shall be determined exclusively by the Committee under the procedures established by the Committee.

10.02	Earning the Award

The Committee, on the date of grant of an Incentive Award, shall specify in the applicable Agreement the terms and conditions which govern the grant, including without limitation, whether the Participant, to be entitled to payment, must be employed or providing services to the Company or an Affiliate at the time the Incentive Award is to be paid. By way of example and not of limitation, the Committee may prescribe that the Incentive Award shall be earned and payable upon (a) the satisfaction of objectively determinable performance conditions based on the criteria described in Article XII, (b) the Participant’s completion of a specified period of employment or service with the Company or an Affiliate, (c) the Participant’s death, disability or retirement or (d) satisfaction of a combination of any of the foregoing factors. If and to the extent deemed necessary by the Committee, on and after the time the Company is subject to the reporting requirements of Section 12 of the Exchange Act, Incentive Awards granted to Named Executive Officers shall be earned and become payable upon the satisfaction of objectively determinable performance conditions based on the criteria described in Article XII and shall be subject to the other requirements set forth in Article XII so as to enable the Incentive Awards to qualify as “qualified performance-based compensation” under the regulations promulgated under Code Section 162(m).

10.03	Maximum Incentive Award Period

The Committee, at the time an Incentive Award is made, shall determine the maximum period over which the Incentive Award may be earned, except that such period shall not exceed ten years from the date of grant.

10.04	Payment

The amount payable when an Incentive Award is earned may be settled in cash, by the issuance of shares of Common Stock or by a combination thereof, as the Committee in its sole discretion determines and sets forth in the applicable Agreement. A fractional share of Common Stock shall not be deliverable when an Incentive Award is earned, but a cash payment will be made in lieu thereof.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

10.05	Stockholder Rights

No Participant shall, as a result of receiving an Incentive Award, have any rights as a stockholder of the Company or any Affiliate on account of such Incentive Award, unless and then only to the extent that the Incentive Award is earned and settled in shares of Common Stock.

ARTICLE XI

TERMS APPLICABLE TO ALL AWARDS

11.01	Written Agreement

Each Award shall be evidenced by a written Agreement (including any amendment or supplement thereto) between the Company and the Participant specifying the terms and conditions of the Award granted to such Participant. Awards may be granted singly, in combination or in tandem with other Awards.

11.02	Nontransferability

Except as provided in Section 11.03, each Award granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option or Corresponding SAR (by the Participant or his transferee), the Option and Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 11.03, during the lifetime of the Participant to whom the Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant or his transferee.

11.03	Transferable Awards

Section 11.02 and any other provision of the Plan to the contrary notwithstanding, if the Agreement so provides, an Award that is not an incentive stock option or a Corresponding SAR that relates to an incentive stock option may be transferred by a Participant to any of such class of transferees who can be included in the class of transferees who may rely on a Form S-8 Registration Statement under the Securities Act of 1933 to sell shares issuable upon exercise or payment of such Awards granted under the Plan. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer, (ii) the Committee expressly approves the transfer and (iii) the transfer is on such terms and conditions as are appropriate for the class of transferees who may rely on the Form S-8 Registration Statement. The holder of the Award transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Award except by will or the laws of descent and distribution. In the event of any transfer of an Option or Corresponding SAR (by the Participant or his transferee), the Option and Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Unless transferred as provided in Section 8.05, Restricted Stock may not be transferred prior to becoming nonforfeitable and transferable.

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11.04	Employee Status

If the terms of any Award provide that it may be exercised or paid only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service. For purposes of the Plan, employment and continued service shall be deemed to exist between the Participant and the Company and/or an Affiliate if, at the time of the determination, the Participant is a director, officer, employee, consultant or advisor of the Company or an Affiliate. A Participant on military leave, sick leave or other bona fide leave of absence shall continue to be considered an employee for purposes of the Plan during such leave if the period of leave does not exceed three months, or, if longer, so long as the individual’s right to re-employment with the Company or any of its Affiliates is guaranteed either by statute or by contract. If the period of leave exceeds three months, and the individual’s right to re-employment is not guaranteed by statute or by contract, the employment shall be deemed to be terminated on the first day after the end of such three-month period. Except as may otherwise be expressly provided in an Agreement, Awards granted to a director, officer, employee, consultant or adviser shall not be affected by any change in the status of the Participant so long as the Participant continues to be a director, officer, employee, consultant or advisor to the Company or any of its Affiliates (regardless of having changed from one to the other or having been transferred from one entity to another). The Participant’s employment or continued service shall not be considered interrupted in the event the Committee, in its discretion and as specified at or prior to such occurrence, determines there is no interruption in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or an Affiliate, except that if the Committee does not otherwise specify such at or prior to such occurrence, the Participant will be deemed to have a termination of employment or continuous service to the extent the Affiliate that employs the Participant is no longer the Company or an entity that qualifies as an Affiliate.

11.05	Change in Control

Notwithstanding any provision of any Agreement to the contrary, in the event of or in anticipation of a Change in Control, the Committee in its discretion may (i) declare that some or all outstanding Awards previously granted under the Plan, whether or not then exercisable or payable, shall terminate as of a date before or on the Change in Control without any payment to the holder of the Award, provided the Committee gives prior written notice to the Participants of such termination and gives such Participants the right to exercise their outstanding Awards for a reasonable time before such date to the extent then exercisable (or to the extent such Awards would be exercisable as of the Control Change Date), (ii) terminate before or on the Control Change Date some or all outstanding Awards previously granted under the Plan, whether or not then exercisable or payable, in consideration of payment to the holder of the Award, with respect to each share of Common Stock for which the Award is then exercisable or payable (or for which the Award would have been exercisable or payable as of the Control Change Date), of the excess, if any, of the Fair Market Value on such date of the Common Stock subject to such portion of the Award over the Option price or Initial Value (if applicable) (provided that outstanding Awards that are not then exercisable or payable and that would not become exercisable or payable on the Control Change Date, and Options and SARs with respect to which the Fair Market Value of the Common Stock subject to the Options or SARs does not exceed the Option price or Initial Value, shall be cancelled without any payment therefor) or (iii) take such other action as the Committee determines to be reasonable under the circumstances to permit the Participant to realize the value of the Award (which value for purposes of Awards that are not then exercisable or payable and that would not become exercisable or payable as of the Control Change Date, and Options and SARs with respect to which the Fair

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

Market Value of the Common Stock subject to the Award does not exceed the Option price or Initial Value, shall be deemed to be zero). The payment described in (ii) above may be made in any manner the Committee determines, including cash, stock or other property. The Committee may take the actions described in (i), (ii) or (iii) above with respect to Awards that are not then exercisable or payable whether or not the Participant will receive any payment therefore. The Committee in its discretion may take any of the actions described in this Section contingent on consummation of the Change in Control and with respect to some or all outstanding Awards, whether or not then exercisable or payable, or on an Award-by-Award basis, which actions need not be uniform with respect to all outstanding Awards. However, Awards shall not be terminated to the extent that written provision is made for their continuance, assumption or substitution by the Company or a successor employer or its parent or subsidiary in connection with the Change in Control. The Committee may provide in an applicable Agreement that a Participant’s outstanding Awards shall be fully exercisable or payable on and after a Control Change Date or immediately before the date the Awards would be terminated in connection with the Change in Control, as described herein.

11.06	Awards Under Prior Plans

Each Award granted under the Prior Plans shall be exercisable for all or part of the number of shares of Common Stock that the Participant is entitled to purchase under the Plan as of the date Participant ceases to be employed by the Company and/or an Affiliate, reduced by the number of shares of Common Stock for which the Participant previously exercised the Award, if the Participant ceases to be employed by the Company or any Affiliate other than on account of: 1) death; 2) having been determined to be disabled under the long term disability plan of the Company or Affiliate that covers the Participant as then in effect; or 3) termination by the Company or any Affiliate for Cause prior to the expiration date of the Award. In that event, the Participant may exercise the Award for the remainder of the period preceding such Award’s expiration date or until the date that is three months after the date such Participant ceases to be employed by the Company or any Affiliate, whichever period is shorter.

ARTICLE XII

QUALIFIED PERFORMANCE-BASED COMPENSATION

12.01	Performance Conditions

In accordance with the Plan, the Committee may prescribe that Awards will become exercisable, nonforfeitable and transferable, and earned and payable, based on objectively determinable performance conditions. Objectively determinable performance conditions are performance conditions (i) that are established in writing (a) at the time of grant or (b) no later than the earlier of (x) 90 days after the beginning of the period of service to which they relate and (y) before the lapse of 25% of the period of service to which they relate; (ii) that are uncertain of achievement at the time they are established and (iii) the achievement of which is determinable by a third party with knowledge of the relevant facts. The performance conditions may be stated with respect to (a) revenue, (b) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (c) cash earnings (earnings before amortization of intangibles), (d) operating income, (e) pre-or after-tax income, (f) earnings per share, (g) net cash flow, (h) net cash flow per share, (i) net earnings, (j) return on equity, (k) return on total capital, (l) return on sales, (m) return on net assets employed, (n) return on assets, (o) economic value added (or an equivalent metric), (p) share price performance, (q) total shareholder return, (r) improvement in or attainment of expense levels and (s) improvement in or attainment of working capital levels. The performance conditions may be stated with respect to any other factors as the Committee in

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

its sole discretion may determine for Awards not intended to be “qualified performance-based compensation” under Section 162(m) of the Code or those granted before the Company is subject to the reporting requirements of Section 12 of the Exchange Act. Performance conditions may be related to a specific customer or group of customers or geographic region. Performance conditions also may be measured solely on a Company, Affiliate, or division basis, or a combination thereof. Performance conditions may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance conditions. Profit, earnings and revenues used for any performance condition measurement may exclude any extraordinary or non-reoccurring items. The performance conditions may, but need not, be based upon an increase or positive result under the aforementioned business criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific business criteria). The performance conditions may not include solely the mere continued employment of the Participant. However, the Award may become exercisable, nonforfeitable and transferable or earned and payable contingent on the Participant’s continued employment or service, and/or employment or service at the time the Award becomes exercisable, nonforfeitable and transferable or earned and payable, in addition to the performance conditions described above.

12.02	Establishing the Amount of the Award

The amount of the Award that will become exercisable, nonforfeitable and transferable or earned and payable if the performance conditions are obtained (or an objective formula for, or method of, computing such amount) also must be established at the time set forth in Section 12.01 above. Notwithstanding the preceding sentence, the Committee may, in its sole discretion, reduce the amount of the Award that will become exercisable, nonforfeitable and transferable or earned and payable, as applicable, if the Committee determines that such reduction is appropriate under the facts and circumstances. In no event shall the Committee have the discretion to increase the amount of the Award that will become exercisable, nonforfeitable and transferable or earned and payable.

12.03	Earning the Award

If the Committee, on the date of grant, prescribes that an Award shall become exercisable, nonforfeitable and transferable or earned and payable only upon the attainment of any of the above performance conditions, the Award shall become exercisable, nonforfeitable and transferable or earned and payable only to the extent that the Committee certifies in writing that such conditions have been achieved. An Award will not satisfy the requirements of this Article XII to constitute “qualified performance-based compensation” if the facts and circumstances indicate the Award will become exercisable, nonforfeitable and transferable or earned and payable regardless of whether the performance conditions are attained. However, an Award does not fail to meet the requirements of this Article XII merely because the Award would become exercisable, nonforfeitable and transferable or earned and payable upon the Participant’s death or disability or upon a Change in Control, although an Award that actually becomes exercisable, nonforfeitable and transferable or earned and payable on account of those events prior to the attainment of the performance conditions would not constitute “qualified performance-based compensation” under Code Section 162(m). In determining if the performance conditions have been achieved, the Committee may adjust the performance targets in the event of any unbudgeted acquisition, divestiture or other unexpected fundamental change in the business of the Company, an Affiliate or business unit or in any product that is material taken as a whole as appropriate to fairly and equitably determine if the Award is to become exercisable, nonforfeitable and

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

transferable or earned and payable pursuant to the conditions set forth in the Award. Additionally, in determining if such performance conditions have been achieved, the Committee also may adjust the performance targets in the event of any (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring programs, or extraordinary non-reoccurring items as described in Accounting Principles Board Opinion No. 30 or as described in management’s discussion and analysis of the financial condition and results of operations appearing in the Company’s Annual Report to Shareholders for the applicable year, (v) acquisitions or dispositions or (vi) foreign exchange gains or losses. To the extent any such adjustments affect Awards, the intent is that they shall be in a form that allows the Award to continue to meet the requirements of Section 162(m) of the Code for deductibility.

12.04	Code Section 162(m)

It is the intent of the Company that Awards granted under the Plan on and after the time the Company is subject to the reporting requirements of Section 12 of the Exchange Act satisfy the applicable requirements of Code Section 162(m) and the regulations thereunder so that the tax deduction of the Company or any Affiliate for any Awards hereunder is not disallowed in whole or in part by operation of Code Section 162(m). If any provision of this Plan pertaining to Awards, or any Award under the Plan that the Committee does not specifically designate as not being intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, would otherwise frustrate or conflict with such intent, that provision or Award shall be interpreted and deemed amended so as to avoid such conflict.

ARTICLE XIII

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares of Common Stock that may be issued pursuant to Awards, the terms of outstanding Awards, and the per individual limitations on the number of shares of Common Stock that may be issued pursuant to Awards shall be adjusted as the Committee shall determine to be equitably required in the event (i) there occurs a reorganization, recapitalization, stock split, spin-off, split-off, stock dividend, issuance of stock rights, combination of shares, merger, consolidation, or distribution to stockholders other than a cash dividend; (ii) the Company engages in a transaction Code Section 424 describes or (iii) there occurs any other transaction or event which, in the judgment of the Board necessitates such action. In that respect, the Committee shall make such adjustments as are necessary in the number or kind of shares of Common Stock or securities which are subject to the Award, the exercise price or Initial Value of the Award, and such other adjustments as are appropriate in the discretion of the Committee. Such adjustments may provide for the elimination of fractional shares that might otherwise be subject to Awards without any payment therefor. Notwithstanding the foregoing, the conversion of one or more outstanding shares of preferred stock or convertible debentures that the Company may issue from time to time into Common Stock shall not in and of itself require any adjustment under this Article XIII. In addition, the Committee may make such other adjustments to the terms of any Awards to the extent equitable and necessary to prevent an enlargement or dilution of the Participant’s rights thereunder as a result of any such event or similar transaction. Any determination made under this Article XIII by the Committee shall be final, binding and conclusive on all parties with any interest in the Plan or any Awards granted thereunder.

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The issuance by the Company of stock of any class, or securities convertible into stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of stock or obligations of the Company convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares that may be issued pursuant to Awards, the per individual limitations on the number of shares that may be issued pursuant to Awards or the terms of outstanding Awards.

The Committee may grant Awards in substitution for stock options, stock appreciation rights, restricted stock, restricted stock units, incentive awards, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article XIII. Notwithstanding any provision of the Plan (other than the limitation of Section 5.02), the terms of such substituted Awards shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XIV

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

14.01	Compliance

No Option or SAR shall be granted or exercisable, no Restricted Stock Award, Restricted Stock Unit or Incentive Award shall be granted, become vested or be paid, no shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any stock certificate evidencing shares of Common Stock issued pursuant to an Award may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations and to reflect any other restrictions applicable to such shares as the Committee otherwise deems appropriate. No Option or SAR shall be granted or exercisable, no Restricted Stock Award, Restricted Stock Unit or Incentive Award shall be granted, become vested or be paid, no shares of Common Stock shall be issued, no certificate for shares of Common Stock shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

14.02	Postponement of Exercise or Payment

The Committee may postpone any grant, exercise, vesting or payment of an Award for such time as the Committee in its sole discretion may deem necessary in order to permit the Company (i) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to the Award under the securities laws; (ii) to take any action in order to (A) list such shares of Common Stock or other shares of stock of the Company on a stock exchange if shares of Common Stock or other shares of stock of the Company are not then listed on such exchange or (B) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock or other shares of stock of the Company, including any rules or regulations of any stock exchange on which the shares of Common Stock or other shares of stock of the Company are listed; (iii) to determine that such shares of Common Stock in the Plan are exempt from such registration or that no action of the kind referred to in (ii)(B) above needs to be taken; (iv) to comply with any other applicable law, including without limitation, tax and securities laws; (v) to comply with any

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legal or contractual requirements during any such time the Company or any Affiliate is prohibited from doing any of such acts under applicable law, including without limitation, during the course of an investigation of the Company or any Affiliate, or under any contract, loan agreement or covenant or other agreement to which the Company or any Affiliate is a party or (vi) to otherwise comply with any prohibition on such acts or payments during any applicable blackout period; and the Company shall not be obligated by virtue of any terms and conditions of any Agreement or any provision of the Plan to recognize the grant, exercise, vesting or payment of an Award or to grant, sell or issue shares of Common Stock or make any such payments in violation of the securities laws or the laws of any government having jurisdiction thereof or any of the provisions hereof. Any such postponement shall not extend the term of the Award and neither the Company nor its directors and officers nor the Committee shall have any obligation or liability to any Participant or to any other person with respect to shares of Common Stock or payments as to which the Award shall lapse because of such postponement. It is the intent of the Plan to take any such action, to the extent practicable, in a manner that does not result in the Award no longer being exempt from or failing to comply with Section 409A of the Code. Notwithstanding the foregoing, the Committee in its sole discretion may extend the term of an Award beyond its earlier termination or expiration if the Participant is prohibited from exercising, vesting in, earning or being paid the Award prior to termination or expiration in order to comply with any applicable Federal, state, local or foreign law, provided that such extension shall not exceed thirty (30) days from the date such prohibition is lifted and does not otherwise result in the Award no longer being exempt from or failing to comply with Section 409A of the Code.

Additionally, the Committee shall postpone any grant, exercise vesting or payment of an Award if the Company reasonably believes the Company’s or any applicable Affiliate’s deduction with respect to such Award would be limited or eliminated by application of Code Section 162(m); provided, however, such delay will last only until the earliest date at which the Company reasonably anticipates that the deduction with respect to the Award will not be limited or eliminated by the application of Code Section 162(m) or the calendar year in which the Participant separates from service, and such delay will only be effective to the extent permissible under Code Section 409A.

14.03	Forfeiture of Payment

A Participant shall be required to forfeit any and all rights under Awards or to reimburse the Company for any payment under any Award (with interest as necessary to avoid imputed interest or original issue discount under the Code or as otherwise required by applicable law) to the extent applicable law requires such forfeiture or reimbursement.

ARTICLE XV

LIMITATION ON BENEFITS

Despite any other provisions of this Plan to the contrary, if the receipt of any payments or benefits under this Plan would subject a Participant to tax under Code Section 4999, the Committee may determine whether some amount of payments or benefits would meet the definition of a “Reduced Amount.” If the Committee determines that there is a Reduced Amount, the total payments or benefits to the Participant hereunder must be reduced to such Reduced Amount, but not below zero. If the Committee determines that the benefits and payments must be reduced to the Reduced Amount, the Company must promptly notify the Participant of that determination, with a copy of the detailed calculations by the Committee. All determinations of the Committee under this Article XV are final, conclusive and binding upon the Company and the

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

Participant. It is the intention of the Company and the Participant to reduce the payments under this Plan only if the aggregate Net After Tax Receipts to the Participant would thereby be increased. As result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Committee under this Article XV, however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Participant which should not have been so paid (“Overpayment”) or that additional amounts which will not have been paid under the Plan to or for the benefit of a Participant could have been so paid (“Underpayment”), in each case consistent with the calculation of the Reduced Amount. If the Committee, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which the Committee believes has a high probability of success, or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan which the Participant must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Section 1, 3101 or 4999 or generate a refund of such taxes. If the Committee, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Committee must promptly notify the Company of the amount of the Underpayment, which then shall be paid promptly to the Participant but no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the determination is made that the underpayment has occurred. For purposes of this Section, (i) “Net After Tax Receipt” means the Present Value of a payment under this Plan net of all taxes imposed on Participant with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code Section 1 which applies to the Participant’s taxable income for the applicable taxable year; (ii) “Present Value” means the value determined in accordance with Code Section 280G(d)(4) and (iii) “Reduced Amount” means the smallest aggregate amount of all payments and benefits under this Plan which (a) is less than the sum of all payments and benefits under this Plan and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments and benefits under this Plan were any other amount less than the sum of all payments and benefits to be made under this Plan.

ARTICLE XVI

GENERAL PROVISIONS

16.01	Effect on Employment and Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual or entity any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual or entity at any time with or without assigning a reason therefor.

16.02	Unfunded Plan

This Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Any liability of the Company to any person with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

16.03	Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

16.04	Tax Withholding and Reporting

Unless an Agreement provides otherwise, each Participant shall be responsible for satisfying in cash or cash equivalent acceptable to the Committee any income and employment (including without limitation Social Security and Medicare) tax withholding obligations attributable to participation in the Plan and the grant, exercise, vesting or payment of Awards granted thereunder (including the making of a Code Section 83(b) election with respect to an Award). In accordance with procedures that the Committee establishes, the Committee, to the extent applicable law permits, may allow a Participant to pay such amounts (i) by surrendering (actually or by attestation) shares of Common Stock that the Participant already owns or that would be issued or released pursuant to the Award (but only for the minimum required withholding obligation); (ii) by a cashless exercise through a broker; (iii) by such other medium of payment as the Committee in its discretion shall authorize or (iv) by any combination of the aforementioned methods of payment. The Company shall comply with all such reporting and other requirements relating to the administration of this Plan and the grant, exercise, vesting or payment of any Award hereunder as applicable law requires. Nevertheless, shares of Common Stock that the Company reacquires in connection with any tax withholding will still be deemed issued and will not be available for issuance pursuant to future Awards or Deferred Stock Benefits under the plan.

16.05	Reservation of Shares

The Company, during the term of this Plan, shall at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan. Additionally, the Company, during the term of this Plan, shall use its best efforts to seek to obtain from appropriate regulatory agencies any requisite authorizations needed in order to issue and to sell such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan. However, the inability of the Company to obtain from any such regulatory agency the requisite authorizations the Company’s counsel deems to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder, or the inability of the Company to confirm to its satisfaction that any issuance and sale of any shares of Common Stock hereunder will meet applicable legal requirements, shall relieve the Company of any liability in respect to the failure to issue or to sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

16.06	Governing Law

This Plan and all Awards granted hereunder shall be governed by the laws of the Commonwealth of Virginia, except to the extent federal law applies.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

16.07	Other Actions

Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant options, stock appreciation rights, restricted stock awards, incentive awards or restricted stock units for proper corporate purposes otherwise than under the Plan to any employee or to any other person, firm, corporation, association or other entity, or to grant options, stock appreciation rights, restricted stock awards, incentive awards or restricted stock units to, or assume such awards of any person in connection with, the acquisition, purchase, lease, merger, consolidation, reorganization or otherwise, of all or any part of the business and assets of any person, firm, corporation, association or other entity.

16.08	Repurchase of Common Stock

The Company or its designee may have the option and right to purchase any Award or any shares of Common Stock issued pursuant to any Award in accordance with the terms and conditions set forth in the applicable Agreement. However, shares of Common Stock repurchased pursuant to an Agreement will still be deemed issued pursuant to the Plan and will not be available for issuance pursuant to future Awards under the Plan.

16.09	Participant Covenants

As a condition to the grant, exercise, payment or settlement of an Award, each Participant agrees to be bound by the provisions of this Section 16.09.

All documents, diagrams, formulations, records, customer lists, Discoveries (as defined below), equipment and other items provided by the Company or any Affiliate and held in the possession of the Participant, and other materials, in any form, which in any way relate to the Company’s or any Affiliate’s past, present or potential business and which were prepared or received by the Participant in the course of the Participant’s employment or service are the exclusive property of the Company or Affiliate, as applicable. The Participant specifically acknowledges that the Participant has no ownership interests or rights of any kind in or to such materials even if the Participant developed such materials. The Participant further agrees to deliver to the Company or an Affiliate at the request of the Company or Affiliate all copies of such materials, including the Participant’s own personal work papers, which are in the Participant’s possession or under the Participant’s control, and in the absence of such request, upon the termination of the Participant’s employment or service with the Company and all Affiliates. The Participant warrants that the Participant has not and will not at any time hereafter make, create or retain copies of any such materials.

The Participant acknowledges that the Company’s or Affiliate’s formulas, its research and development activities, its sources of supply, its techniques, its Discoveries to the extent not disclosed to the public by the Company or an Affiliate, as well as further developments, improvements, or refinements thereto that are uniquely valuable to the Company or an Affiliate, have been developed through considerable expense and effort, and are not disclosed to the public (“Trade Secrets”).

In light of the need to preserve the confidentiality of these Trade Secrets, and in consideration for the Award granted to the Participant under the Plan, the Participant agrees, at all times while employed by or in the service of the Company or any Affiliate and at all times thereafter, regardless of the reason the Participant

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

leaves the employment or service of the Company or any Affiliate, to protect the confidentiality of the Trade Secrets, to use them solely for the benefit of the Company’s or Affiliate’s business, and to refrain from using or disclosing or making available the Trade Secrets to any third party without the prior written consent of the Company’s President or Chief Executive Officer, unless required by law or legal process. The Participant further agrees to take all reasonable security measures requested by the Company or any Affiliate to prevent accidental disclosure.

Except as may be required by law or legal process or appropriate in connection with carrying out assigned duties, the Participant shall not, without the prior written consent of the Company’s President or Chief Executive Officer, communicate to anyone other than the Company or an Affiliate and those designated by the Company or an Affiliate in the furtherance of its business, any Confidential Information (as hereafter defined) obtained by the Participant during employment or service. The Participant acknowledges that some Confidential Information may not qualify as a Trade Secret but is still uniquely valuable and an important asset of the Company or Affiliate, and as such the Participant agrees to hold the Confidential Information in trust for the Company’s or Affiliate’s sole benefit. As such, at all times while employed by or in the service of the Company or any Affiliate and at all times thereafter, the Participant shall not use any of the Confidential Information for the Participant’s own personal benefit or for the benefit of others or disclose Confidential Information to any person or entity without the prior written consent of the Company’s President or Chief Executive Officer, unless required by law or legal process or in connection with carrying out assigned duties. “Confidential Information,” as used in this Agreement, will include all information, or compilation or analysis of information, that is not generally available to the public (other than by acts of the Participant in violation of this Section 16.09) that involve the business affairs or operations of the Company or any Affiliate including, but not limited to, the following: this Plan and all provisions hereof; all information acquired by the Participant from the Company or any Affiliate, the Company’s or an Affiliate’s vendors, suppliers, advertisers, customers or others during the Participant’s employment or service that relates to the Company’s or Affiliate’s past, present or potential business or operations; all information regarding the Company’s or an Affiliate’s programs, files, employment contracts, personnel information; financial information, all information constituting Discoveries or Trade Secrets; all information regarding the Company’s or Affiliate’s computer systems, software, source code, source listing, program listing, flowcharts, schematics, design documents, technical information or material or other information relating to computer programs (including, without limitation, related documentation and/or hardware developed or modified by or on behalf of the Company or any Affiliate, and any modifications and enhancements thereto developed by or on behalf of the Company or any Affiliate); all information regarding the Company’s or Affiliate’s past, present or future research and development plans or strategies, business plans or strategies, business activities or affairs, licensing arrangements, marketing or sales plans, product development plans, distribution plans or activities, production plans or methods and/or manufacturing plans or methods; as well as documents or records containing price lists, catalogs, quotes, leads, customer lists, vendor or supplier lists, vendor or supplier contract terms and conditions, licensing terms and conditions, customer contracts, customer requirements or specifications, and contract supply information.

All Discoveries are the exclusive property of the Company or the Affiliate, as applicable, and the Participant will promptly and fully disclose them to the Company or the Affiliate, as applicable. As used herein, the term “Discoveries” means all discoveries, inventions, improvements, processes, ideas and names in any form, whether or not patentable or copyrightable (including records thereof), as well as all Intellectual Property (as defined herein), which relate to or are useful to the Company’s or Affiliate’s business which the Participant alone or with others may invent, discover, make or conceive whether the Company’s or an

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

Affiliate’s facilities are used or not. As used herein, the term “Intellectual Property” means all current and future worldwide patents and other patent rights, inventions, copyrights, trade secrets, trademarks, know-how, utility models and other intangible proprietary rights, including, without limitation, all applications and registrations with respect thereto. The Participant agrees that all copyrightable or patentable Discoveries created by the Participant under the Company’s or Affiliate’s direction or in connection with the Company’s or Affiliate’s business are “works made for hire” and shall be the sole and complete property of the Company or Affiliate, as applicable. Immediately, at the Company’s or Affiliate’s expense, the Participant will, without further compensation (i) promptly record such Discoveries; (ii) execute any assignments and other documents that the Company or the Affiliate deems desirable to protect its rights in the Discoveries; and (iii) assist the Company or the Affiliate in enforcing its rights with respect to these Discoveries. To the extent that such Discoveries are not deemed to be “works made for hire”, the Participant hereby assigns all proprietary rights, including copyrights, in these works to the Company or the Affiliate, as applicable, without further compensation. The Participant’s obligations hereunder will survive termination of Participant’s employment or service.

It is recognized by the Participant that as a natural result of the Participant’s employment or service, the Participant may be involved in the creation and development of Discoveries, including Intellectual Property, and/or Trade Secrets and will gain access to the Discoveries, Trade Secrets and Confidential Information. Further, the Participant will gain the trust, confidence and respect of the Company’s or Affiliate’s employees, customers, suppliers and other parties with whom the Company or Affiliate has business or contractual relationships, or both. The Participant acknowledges that the Company or Affiliate, as applicable, has a legitimate need, in addition to all other protections pertaining to Discoveries, Trade Secrets and Confidential Information provided to the Company or Affiliate, to protect itself against unfair competition by its existing and former employees and service providers. Therefore, in consideration of the Awards granted under the Plan to the Participant, the Participant agrees that while employed by or in the service of the Company or any Affiliate and for two (2) years after the Participant’s employment or service with the Company and its Affiliates ends, regardless of the circumstances, the Participant will not:

(a) provide a Competitive Service to a business that is competing, attempting to compete, or intending to compete with the Company or any Affiliate in the Business;

(b) disrupt the Company’s or Affiliate’s operations and its relationships with its employees by (i) inducing or encouraging or attempting to induce or encourage any employee of the Company or any Affiliate to terminate his or her employment or to work for a competitive business, (ii) hiring, attempting to hire, or assisting another to hire or attempt to hire any employee of the Company or any Affiliate to work for a competitive business, or (iii) inducing or encouraging or attempting to induce or encourage a consultant or supplier of the Company or any Affiliate or any other party with which the Company or any Affiliate has a business relationship to terminate, fail to renew, or substantially change its business relationship with the Company or Affiliate; or

(c) own equity that is greater than 3% in a firm that competes with the Company or any Affiliate in the Business.

The term “Competitive Service” shall mean services that are the same or substantially similar to the services provided by the Participant on behalf of the Company or any Affiliate during the last two years of Participant’s employment or service with the Company or any Affiliate and shall also mean assisting,

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

supervising, or directing others to perform these same services on behalf of a competitive company. The term “Competing Product” shall mean a genetic tool used to regulate, modulate, characterize and indicate subcellular protein interactions or similar product, product candidate, or related technology that is competitive with, or intended to be competitive with, any genetic tool used to regulate, modulate, characterize and indicate subcellular protein interactions or similar product, product candidate, or related technology that (i) the Company or any Affiliate has under design or development, has under license or is manufactured or sold by, or on behalf of, the Company or any Affiliate at any time within the last two (2) years of the Participant’s employment or service with the Company or any Affiliate, and (ii) about which the Participant acquired non-public information during employment by or in the service of the Company or any Affiliate. These restrictions are not intended to, and will not be constructed to, prevent the Participant from seeking or obtaining employment in the Business in the United States or elsewhere so long as the work performed does not involve the Participant providing a Competitive Service on a Competitive Product.

The Participant has read and considered carefully the restrictions on unfair competition contained in this Section 16.09 and acknowledges that the restrictions are fair and reasonably required for the protection of the interests of the Company and its Affiliates, their business and their officers, directors, members and employees. The Participant agrees that these restrictions are reasonable in the context of this Plan as the type of work to be performed by the Participant on behalf of the Company and its Affiliates could be engaged in anywhere and that the Company and its Affiliates compete in a global marketplace for the development, license, and sale of its line of products and services.

The Participant recognizes that this Plan contains various provisions and imposes several separate restrictions on the Participant during and after his employment or service. Each part of this Section 16.09 is intended to stand alone and is not dependent on any other covenant or provision, unless expressly so stated therein. Therefore, should a court rule that any provision or provisions of this Section 16.09 are unenforceable or invalid for any reason, and if the offending provision(s) cannot be reformed in order to make them enforceable, then the offending provision shall be severed from this Section 16.09, and the remaining provisions shall be unaffected and fully enforced as if the offending provision was never contained in the Plan.

In the event that a court determines that a provision or provisions of this Section 16.09 are overbroad, or are unenforceable or invalid for any other reason, the Participant authorizes the court to modify the offending provision(s), and the court shall modify the offending provisions in order to make them enforceable in the most restrictive fashion permitted by law. In so doing, the Participant authorizes the court to impose the revised restriction retroactively.

The Participant understands and agrees that the Company or Affiliate will suffer irreparable harm if the Participant breaches any of the Participant’s obligations under this Section 16.09, and that monetary damages will be inadequate to compensate the Company or Affiliate for any such violations. Accordingly, the Participant agrees that in the event the Participant violates or threatens to violate any of the referenced provisions of this Section 16.09, the Company or Affiliate, in addition to all of the remedies which it may have at law, will be entitled to temporary, preliminary, and permanent injunctions to prevent or to restrain any such actual or threatened violation by the Participant, or by any or all of the employees, partners, employers, agents or other persons, directly or indirectly acting for, or on behalf of, or with the Participant, as well as damages and an equitable accounting of earnings, profits and other rights or remedies to which the Company or Affiliate may be entitled. The Participant consents to the issuance of such injunctions or the imposition of such damages and accountings as being a reasonable measure to protect the Company’s or Affiliate’s rights.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

The provisions of this Section 16.09 shall not apply to members of the Board or the Board of Directors of an Affiliate who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, and such Persons shall not be required to agree to be bound by the provisions of this Section 16.09 as a condition to the grant, exercise, payment or settlement of an Award. In addition, the Committee shall have the authority to waive the application of this Section 16.09 with respect to any Participant in connection with the granting of an Award, and such Person shall not be required to agree to be bound by the provisions of this Section 16.09 as a condition to the grant, exercise, payment or settlement of such Award.

16.10	Forfeiture Provisions

Notwithstanding any other provisions of the Plan or any Agreement, all rights to any Award that a Participant has will be immediately discontinued and forfeited, and the Company shall not have any further obligation hereunder to the Participant with respect to any Award and the Award will not be exercisable (whether or not previously exercisable) or become vested, earned or payable on and after the time the Participant is discharged from employment or service with the Company or any Affiliate for Cause.

16.11	Repricing of Awards

Notwithstanding any other provisions of this Plan, this Plan does not permit (i) any repricing or decrease in the exercise price of any outstanding Awards, (ii) the issuance of any replacement Options or SARs, which shall be deemed to occur if a Participant agrees to forfeit an existing Option or SAR in exchange for a new Option or SAR with a lower exercise price or base value, (iii) any other action that would be treated as a “repricing” under generally accepted accounting principles or (iv) the Company to repurchase underwater or out-of-the-money Options or SARs, which shall be deemed to be those Options or SARs with exercise prices or base values in excess of the current Fair Market Value of the shares of Common Stock underlying the Option or SAR, in exchange for another Award, unless the cancellation and exchange occurs in connection with an adjustment under Article XVIII of the Plan.

16.12	Legends; Payment of Expenses

The Company may endorse such legend or legends upon the certificates for shares of Common Stock issued upon the grant or exercise of an Award and may issue such “stop transfer” instructions to its transfer agent in respect of such shares as it determines, in its sole discretion, to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from, the registration requirements under the Exchange Act, applicable state securities laws or other requirements, (b) implement the provisions of the Plan or any Agreement between the Company and the Participant with respect to such shares of Common Stock, (c) permit the Company to determine the occurrence of a “disqualifying disposition” as described in Section 421(b) of the Code of the shares of Common Stock transferred upon the exercise of an incentive stock option granted under the Plan or (d) as may be appropriate to continue an Award’s exemption or compliance with Section 409A of the Code. The Company shall pay all issuance taxes with respect to the issuance of shares of Common Stock upon the grant or exercise of the Award, as well as all fees and expenses incurred by the Company in connection with such issuance.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

ARTICLE XVII

CLAIMS PROCEDURES

If a Participant has exercised an Option or a SAR or if shares of Restricted Stock have become vested or Restricted Stock Units or Incentive Awards have become payable, and the Participant has not received the benefits to which the Participant believes he or she is entitled under such Award, then the Participant must submit a written claim for such benefits to the Committee within 90 days of the date the Participant tried to exercise the Option or SAR, the date the Participant contends the Restricted Stock vested or the date the Participant contends the Restricted Stock Units or Incentive Awards became payable or the claim will be forever barred.

If a claim of a Participant is wholly or partially denied, the Participant or his duly authorized representative may appeal the denial of the claim to the Committee. Such appeal must be made at any time within 30 days after the Participant receives written notice from the Company of the denial of the claim. In connection therewith, the Participant or his duly authorized representative may request a review of the denied claim, may review pertinent documents, and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than 60 days after receipt of such request for review, shall furnish the Participant with the decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the Participant, as well as specific references to the pertinent provisions of the Plan upon which the decision is based.

The Committee has the discretionary and final authority under the Plan to determine the validity of a claim. Accordingly, any decision the Committee makes on a Participant’s appeal will be administratively final. If a Participant disagrees with the Committee’s final decision, the Participant may sue, but only after the claim on appeal has been denied. Any lawsuit must be filed within 90 days of receipt of the Committee’s final written denial of the Participant’s claim or the claim will be forever barred.

ARTICLE XVIII

AMENDMENT

The Board may amend or terminate this Plan at any time; provided, however, that, except as otherwise set forth herein, no amendment to the Plan may adversely impair the rights of a Participant with respect to outstanding Awards without the Participant’s consent. In addition, an amendment will be contingent on approval of the Company’s stockholders, to the extent required by law or by the rules of any stock exchange on which the Company’s securities are traded, if the amendment would (i) increase the benefits accruing to Participants under the Plan, including without limitation, any amendment to the Plan or any Agreement to permit a repricing or decrease in the exercise price of any outstanding Awards, (ii) increase the aggregate number of shares of Common Stock that may be issued under the Plan, (iii) modify the requirements as to eligibility for participation in the Plan, (iv) change the performance conditions set forth in Article XII or (v) extend the term of the Plan. Additionally, to the extent the Board deems necessary to continue to comply with the performance-based exception to the deduction limits of Code Section 162(m), the Board will submit the material terms of the performance conditions set forth in Article XII to the Company’s stockholders for approval no later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the performance objectives.

INTREXON CORPORATION	AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

The Committee may amend any outstanding Awards to the extent it deems appropriate; provided, however, that, except as otherwise set forth herein, no amendment to an outstanding Award may adversely impair the rights of a Participant without the Participant’s consent. Unless the Committee specifically provides otherwise, no amendment or adjustment may be made with respect to any Award to the extent such adjustment or amendment would cause the Award to fail to qualify as “qualified performance-based compensation” within the meaning of Code Section 162(m) (to the extent intended to so qualify) or otherwise subject the Participant to additional taxes, interest or penalties as the result of a violation of Section 409A of the Code with respect to such Award.

ARTICLE XIX

DURATION OF PLAN

No Award may be granted under this Plan on and after April 2, 2018 (10 years following the effective date of the Plan). Awards granted before that date shall remain valid in accordance with their terms.

ARTICLE XX

EFFECTIVE DATE OF PLAN

The Plan was effective on April 2, 2008, the date of its adoption by the Board, contingent, however, on approval of the Plan by the Company’s stockholders within 12 months of such date, which was obtained on [•]. Awards, other than Restricted Stock, may be granted under this Plan as of the effective date, provided that no Award granted under this Plan shall be effective, exercisable, vested, earned or payable unless the Company’s stockholders approve the Plan within 12 months of the Board’s adoption of the Plan. Restricted Stock may only be granted after the Company’s stockholders approve the Plan. Additionally, Awards granted under the Prior Plans shall be administered under, and subject to the terms of, this Plan to the fullest extent permitted by applicable law.

ARTICLE XXI

OMNIBUS SECTION 409A PROVISION

It is intended that Awards that are granted under the Plan shall be exempt from treatment as “deferred compensation” subject to Section 409A of the Code. The terms of the Plan and all Awards granted hereunder shall be construed consistent with the foregoing intent. Notwithstanding any other provision hereof, the Committee may amend any outstanding Award without Participant’s consent if, as determined by the Committee in its sole discretion, such amendment is required either to (i) confirm exemption under Section 409A of the Code, (ii) comply with Section 409A of the Code or (iii) prevent the Participant from being subject to any tax or penalty under Section 409A of the Code.